Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Registration Statement No. 333-257419 on Form S-1 of our report dated April 5, 2021 (July 13, 2021, as to effects of the reverse stock split discussed in Note 1) relating to the financial statements of Imago Biosciences, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

July 13, 2021